Exhibit 99.3

Uranium Resources, Inc. Reports First Quarter 2009 Results

LEWISVILLE, Texas--(BUSINESS WIRE)--May 11, 2009--Uranium Resources, Inc. (NASDAQ: URRE) (URI), announced today its financial results for the first quarter of 2009, which ended March 31, 2009.

Revenue for the first quarter of 2009 was $1.4 million, a $4.3 million decrease compared with $5.7 million during the first quarter of 2008. Lower revenue was the result of the Company’s decision to wind down production as a result of lower market prices. The net loss for the first quarter of 2009 was $1.6 million, or $0.03 per diluted share, compared with a net loss of $1.8 million, or $0.04 per diluted share, in the 2008 quarter, primarily due to the revenue decline.

During the quarter, URI sold 27,600 pounds of uranium, a 66.0% decrease from the 81,100 pounds of uranium sold in last year’s first quarter. URI received an average sales price per pound of $51.51 in the first quarter of 2009, down significantly from an average per pound price of $70.66 in the 2008 quarter. The average direct cost of pounds sold in the 2009 first quarter was $39.88 compared with an average cost of $50.02 in last year’s first quarter. The direct cost of uranium sold includes operating expense and depreciation, depletion and amortization (DD&A), but excludes royalties and commissions.

First Quarter Production

URI produced 31,600 pounds of uranium, including positive inventory adjustments of 1,800 pounds during the first quarter of 2009 compared with 83,400 pounds produced during the 2008 first quarter and 41,200 pounds produced during the trailing fourth quarter of 2008. The Company began to wind down production operations in Texas during the fourth quarter of 2008 as a result of the declining price of uranium and the rising cost of production. Production costs for the quarter were $25.23 per pound compared with $49.78 pound in the same quarter of 2008 and $32.69 in the trailing fourth quarter of 2008.

All production for the first quarter of 2009 was from two wellfields at Kingsville Dome that are being produced out. In last year’s first quarter, 4,300 pounds were produced at Vasquez and 79,100 were produced at Kingsville Dome. At the end of the quarter the Company held 40,200 pounds of uranium inventory.

Dave Clark, President and CEO, commented, “Our last two wellfields have surprisingly continued to produce at a slow steady profitable pace. We expect to produce an additional 5,000 to 10,000 pounds before these wellfields are depleted by the end of the second quarter.

Production & Sales Summary	Q1 2009	Q4 2008	Q3 2008	Q2 2008	Q1 2008

Pounds U3O8 produced	31,600	41,200	62,700	113,500	83,400
Production cost per pound	$25.23	$32.69	$68.52	$40.03	$49.78

Pounds U3O8 sold	27,600	38,700	66,300	99,400	81,100
Direct cost of sales per pound	$39.88	$53.32	$54.69	$41.52	$50.02

Average selling price per pound	$51.51	$56.76	$60.71	$66.41	$70.66

Significant operating cost reductions made beginning in the fourth quarter of 2008, along with the impact of the write-down to fair market value of URI’s uranium assets in 2008 and 2009, resulted in the lower production costs per pound in the first quarter of 2009. The uranium asset write-down reduced the amount of capital costs attributable to the Company’s uranium properties and resulted in lower depreciation and depletion in the current period.

Mr. Clark noted, “We have not yet seen the improvement in market prices we would need to invest in new wellfields. As such, we continue to focus on the restoration of depleted wellfields at Kingsville Dome, Rosita and Vasquez. However, we might have the opportunity to produce sellable pounds by processing by-product material from previous processing activities at Kingsville Dome. Otherwise, we continue to scale back our Texas operations and evaluate the value of our processing assets.”

Cash Management Update and Outlook

Cash at the end of the quarter was $10.1 million compared with $12.0 million at the end of 2008 and $5.2 million at March 31, 2008. A significant portion of the cash on hand at March 31, 2009, and December 31, 2008, was generated from the $12.8 million in net proceeds received from the sale of common stock and warrants in a private placement in May 2008.

The Company used $1.6 million cash in operations during the first quarter of 2009 compared with $0.2 million in the trailing fourth quarter of 2008. General and administrative expenses for the quarter were $1.4 million, compared with $2.1 million in the fourth quarter of 2008 and $2.7 million in last year’s first quarter. The decrease reflected reductions in payroll, office, consulting and travel expenses related to the Company’s cash conservation program.

Mr. Clark stated, “We continue to cut costs in ways that will not hinder the advancement toward our strategic goals. Focusing on restoration activities in Texas allows us to complete these activities in the most efficient cost effective manner while we await higher prices to gain the most from our remaining production potential. In New Mexico, we are seeing substantial renewed interest in uranium mining as a result of the economic downturn. We believe there is a positive momentum building as more organizations are working together to evaluate the soundness of the science and safety of uranium mining. More importantly, we believe significantly more progress can be made by working with the Navajo Nation.”

On Friday, April 17, 2009, the United States Court of Appeals for the Tenth Circuit issued its 2 to 1 decision ruling that Section 8 of URI's Churchrock property in New Mexico is Indian country. This ruling means that the United States Environmental Protection Agency (USEPA), and not the State of New Mexico, has the jurisdiction to administer the Underground Injection Control (UIC) program permit which URI requires for in situ recovery (ISR) mining of that property.

Mr. Clark commented, “We have until June 1, 2009 to decide whether to challenge the ruling with an en banc review by the 10th Circuit Court. Of course, our preferred solution would be to come to mutually agreeable terms with the Navajo Nation. In either event, we will proceed in a manner that will allow us to obtain the UIC permit.”

Teleconference and Webcast

The Company is hosting a teleconference and webcast at 1:30 p.m. ET on May 11, 2009. During the teleconference, Dave Clark, President and Chief Executive Officer, will review the financial and operating results for the first quarter of 2009 year and discuss URI’s corporate strategy and outlook. A question-and-answer session will follow. The URI conference call can be accessed by calling (201) 689-8562 approximately 10 minutes prior to the call. Alternatively, it can be listened to at the Company’s website at www.uraniumresources.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

An archive of the teleconference can also be heard by calling (201) 612-7415 and entering account number 3055 along with conference ID number 321732. The telephonic replay will be available from 4:30 p.m. ET the day of the teleconference until 11:59 p.m. Monday, May 18, 2009. The archived webcast will be at www.uraniumresources.com. A transcript of the call will also be posted, once available.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico. The Company acquired these properties over the past 20 years along with an extensive information database. URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships. Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

URANIUM RESOURCES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
	2009	2008
Current assets:
Cash and cash equivalents	$10,137,032	$12,041,592
Receivables, net	4,149	40,360
Uranium inventory	909,635	1,213,927
Prepaid and other current assets	333,520	513,489
Total current assets	11,384,336	13,809,368

Property, plant and equipment, at cost:
Uranium properties	85,172,046	85,095,067
Other property, plant and equipment	899,560	898,933
Less-accumulated depreciation, depletion and impairment	(63,489,488)	(63,215,677)
Net property, plant and equipment	22,582,118	22,778,323

Long-term investment:
Certificates of deposit, restricted	6,679,782	6,636,715
	$40,646,236	$43,224,406

	March 31,	December 31,
	2009	2008

Current liabilities:
Accounts and short term notes payable	$761,394	1,169,293
Current portion of restoration reserve	1,411,008	1,660,422
Royalties and commissions payable	668,841	719,542
Accrued interest and other accrued liabilities	375,249	607,975
Current portion of capital leases	150,606	158,068
Total current liabilities	3,367,098	4,315,300

Other long-term liabilities and deferred credits	6,350,282	6,531,378

Long term capital leases, less current portion	285,165	320,108
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies (Notes 1, 2 and 5)
Shareholders’ equity:
Common stock, $.001 par value	56,136	55,994
Paid-in capital	146,678,347	146,518,753
Accumulated deficit	(116,531,374)	(114,957,709)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	30,193,691	31,607,570

	$40,646,236	$43,224,406

URANIUM RESOURCES, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenue:
Uranium sales	$1,422,390	$5,731,538
Total revenue	1,422,390	5,731,538
Costs and expenses:
Cost of uranium sales—
Royalties and commissions	138,715	560,402
Operating expenses	869,949	2,127,139
Accretion/amortization of restoration reserve	144,002	206,988
Depreciation and depletion	231,294	1,930,581
Impairment of uranium properties	182,374	135,842
Exploration expenses	773	8,547
Total cost of uranium sales	1,567,107	4,969,499
Earnings (loss) from operations before corporate expenses	(114,717)	762,039

Corporate expenses—
General and administrative	1,441,295	2,701,807
Depreciation	35,137	34,213
Total corporate expenses	1,476,432	2,736,020
Loss from operations	(1,621,149)	(1,973,981)

Other income (expense):
Interest expense	(11,228)	(11,429)
Interest and other income, net	58,712	147,986

Net loss	$(1,573,665)	$(1,837,424)

Net loss per common share:
Basic	$(0.03)	$(0.04)
Diluted	$(0.03)	$(0.04)

Weighted average common shares and common equivalent shares per share data:
Basic	56,096,644	52,305,129
Diluted	56,096,644	52,305,129

URANIUM RESOURCES, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Net loss	$(1,573,665)	$(1,837,424)
Reconciliation of net earnings to cash provided by operations
Accretion/amortization of restoration reserve	144,002	206,988
Depreciation and depletion	266,431	1,964,794
Impairment of uranium properties	182,374	135,842
Decrease in restoration and reclamation accrual	(586,437)	(250,986)
Stock compensation expense	159,736	654,427
Other non-cash items, net	—	23,212
Effect of changes in operating working capital items—
Decrease in receivables	36,211	338,451
Decrease in inventories	234,714	277,400
(Increase) decrease in prepaid and other current assets	179,969	(187,152)
Decrease in payables, accrued liabilities and deferred credits	(691,326)	(517,627)
Net cash provided by (used in) operations	(1,647,991)	807,925

Investing activities:
Increase in certificates of deposit, restricted	(43,067)	(325,054)
Additions to property, plant and equipment—
Kingsville Dome	(68,015)	(2,159,188)
Vasquez	(71,288)	(152,520)
Rosita	(14,503)	(1,801,713)
Churchrock	(7,261)	(75,064)
Crownpoint	—	(30,523)
Other property	(10,030)	(226,858)
Net cash used in investing activities	(214,164)	(4,770,920)

Financing activities:
Payments on borrowings	(42,405)	(82,718)
Net cash used in financing activities	(42,405)	(82,718)
Net decrease in cash and cash equivalents	(1,904,560)	(4,045,713)
Cash and cash equivalents, beginning of period	12,041,592	9,284,270
Cash and cash equivalents, end of period	$10,137,032	$5,238,557

CONTACT:
Uranium Resources, Inc.
David N. Clark, 972-219-3330
President and CEO
or
Media
April Wade, 505-440-9441
awade@uraniumresources.com
or
Investors:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com